Exhibit 10.40
Employment Agreement
     This employment agreement (“Agreement”), made and entered into this 20st day of November 2006, by and between CytoCore, Inc., with its principal place of business at 414 North Orleans Court, Suite 502 in Chicago, Illinois 60610 (the “Company”) and Robert McCullough Jr., 227 South Ridgewood, Kentfield, CA 94904 ( “McCullough”).
Background
     McCullough provides a variety of financial and business services as part of his duties as Chief Financial Officer for CytoCore, and is ready, willing, and able to provide such assistance to the Company on the terms and conditions set forth herein.
     The Company is in the process of developing a series of medical devices, drug delivery Systems, and other cervical and uterine cancer related medical Systems. In pursuit of its business strategy the Company desires to retain the services of McCullough under the terms and conditions set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and McCullough agree as follows:
1.	Engagement and Scope of Services.

1.1	Company hereby retains McCullough and McCullough agrees to provide to the Company the employment services which are more fully described below:

Employment duties will involve but are not limited to interaction with the Company’s Chief Executive Officer, Medical Advisory Board, other Officers, or consultants related to or regarding the Company’s business plans, operations, commercialization of medical devices, and other business matters that fall within McCullough’s area of expertise. McCullough will report directly to the Board of Directors and the Audit Committee comprised of members of the Board of Directors

McCullough will be responsible for the financial accounting and reporting of the state of the Company’s financial operations and condition in accordance with rules and regulations promulgated by regulatory authorities. McCullough has the authority to hire necessary personnel and consultants to achieve this objective. and discharge same. McCullough will be responsible for generating financial projections and will have direct access to all personnel and consultants employed by the Company in order to obtain necessary information for such projections. Company will provide direct access to all computers and computer generated information required for financial statement preparation. Company will reimburse McCullough. for attending seminars that McCullough feels are essential to perform the duties listed above
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McCullough shall perform such assignments made by the Board of Directors C

1.2	This Agreement is a non-exclusive agreement. McCullough is free to provide similar or different services to any other company or organization desiring his services, provided, however, such services will not interfere with the performance of his duties hereunder and his services are not provided to any competitors of CytoCore.

1.3	McCullough shall perform such services from whatever location he elects, but will be in Chicago at such times as are necessary for the performance of his duties.
     Term of Agreement.
2.1	This Agreement shall supersede the Agreement that is in place between CytoCore and McCullough dated as of April 1, 2006 that has a twelve (12) month term. This Agreement shall be for a period of twenty four (24) months from December 1, 2006, and shall terminate twenty four (24) months from December 1, 2006 following written notice by either party to the other at least thirty (30) days prior to the expiration date.
2.2 This Agreement is subject to termination in the event of a material breach of any term hereof and the breaching party’s failure to cure such material breach to the on- breaching party’s reasonable satisfaction within ten (10) business days of written notice.
1.3	Within ten (10) business days of termination of this Agreement, McCullough shall submit to the Company an itemized invoice for any remaining unpaid fees or reimbursable expenses then due and owing under this Agreement. Company, upon receipt and payment of such final invoice shall thereafter have no further obligation for payment under this Agreement. Upon the termination of this Agreement and payment in full of all monies due and owed from Company to McCullough pursuant to this Agreement, McCullough shall promptly return to Company all copies of any Company data, information, documents, or other materials of any sort stored in any form whatsoever, including all materials incorporating any of the Company’s Confidential Information.

2.	Compensation, Expenses, and Payments.

3.1	The Company shall pay McCullough-Ten Thousand Dollars ($10,000.00) for each month he provides services to the Company. At such time as the Company has raised additional funding equal to Five Million Dollars ($5,000,000), the Company’s payment to McCullough will increase to Fifteen Thousand Dollars ($15,000) per month for the balance of the term of this Agreement.
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3.2	McCullough will also receive various grants of warrants to purchase CytoCore stock. The warrant grants and their associated performance triggers are listed in Addendum A.

3.3	The Company shall reimburse McCullough for his out-of-pocket expenses related to the performance of his duties hereunder pursuant to the Company’s usnal expense reimbursement procedures. McCullough acknowledges that he will comply with said procedures. Further, McCullough agrees to comply with the Company’s Code of Ethics and Business Conduct for Officers, Directors and Employees of CytoCore, Inc.

3.4	Company agrees to provide health insurance for McCullough and his children during the term of this Agreement.

3.	Proprietary Information.

3.1	McCullough acknowledges that in order to perform his services hereunder, it may be necessary for the Company to disclose certain confidential technical, medical, or commercial information (“Confidential Information”) to him. McCullough agrees that he shall not disclose, transfer use, copy. or allow access to any such Confidential Information to any third parties without the Company’s express written approval except those who have a need to know such Information and are obligated to maintain the confidentiality of such Information. The foregoing shall not apply to that information which was already known to McCullough as of April 1, 2006 before disclosure, is publicly disseminated through no fault of McCullough or the Company, is rightfully received from a third party, or is required to be disclosed pursuant to court order. This provision shall survive the termination or expiration of this Agreement and continue in effect for a period of three (3) years.

4.	Warranty and Exclusion of Warranty.

4.1	McCullough warrants that his services will be of professional quality and performed in accordance with the terms hereof.

4.2	The foregoing warranty is in lieu of all other warranties, conditions, or representations, express or otherwise, including without limitation any implied warranties of merchantability or fitness of use for a particular purpose.

5.	Termination.

5.1	This Agreement may be terminated by either party to this Agreement upon thirty (30) days prior written notice to the other party. This termination may be without cause. If this Agreement is terminated by the Company without cause, the Company shall pay McCullough on a monthly basis the balance of what he is entitled to in Section 3.1 above. for the duration of the 24 month employment
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term and health insurance for him and his children during the duration of this agreement.

6.	No Interference.

6.1	For the period commencing on the date hereof and ending on the date twenty four (24) months after the date this Agreement is terminated, the Contractor agrees he shall not:
(a)	Take any action which would:
(i)	Interfere with the contractual relationships of the Company or any affiliate of the Company, customers, suppliers, other consultants, employees, or others which relate to the business of the Company or any affiliate of the Company; or

(ii)	Induce any employee, consultant, or representative of the Company or any affiliate of the Company not to become or not to continue as an employee, McCullough, or representative of the Company or affiliate of the Company.

(iii)	Disparage, orally or in writing, or diminish the reputation of the Company or any entity affiliated with the Company.
     7.2 McCullough recognizes that irreparable damage will result to the Company and its business if McCullough fails to or refuses to perform his obligations referred to in Sections 4 and 7 of this Agreement. Accordingly, in addition to any remedies and damages available, the Company shall be entitled to request injunc5tive relief and McCullough may be specifically compelled to perform his obligations hereunder.
7.	General.

7.1	This Agreement is made and entered into, and is to be at least partially performed, in Cook County, Illinois. It shall be interpreted, construed and enforced by, and its construction and performance shall be governed by, the laws of the State of Illinois applicable to written agreements made and to be performed entirely within Illinois without regard to principles of conflicts of laws, except to the extent that Federal law may apply.

7.2	All notices required to be given hereunder shall be in writing and addressed to the respective parties set forth herein, unless another address shall have been previously designated in writing to the other party. Notice shall be deemed sent
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and effective when delivered by hand delivery, via U.S. Mail, Certified, with return receipt requested, or via regular U.S. Mail and confirmed facsimile delivery.

7.3	This Employment Agreement constitutes the complete and entire Agreement . between McCullough and the Company with respect to the subject matter hereof. This Agreement supersedes all prior agreements, contracts, representations, proposals, discussions, and communications, whether oral or in writing, relating hereto. This Agreement may be modified only in writing signed by both McCullough and a duly authorized representative of the Company.

7.4	This Agreement may be executed in counterparts or with facsimile signatures, all of which shall constitute an original.

7.5	In the event any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed to be omitted and the remainder of this Release will remain in full force and effect. Signatures

The Company
Cytocore, Inc.	Robert McCullough, Jr.

/s/ David Weissberg	/s/ Robert McCullough, Jr.

By: David Weissberg	By: Robert McCullough, Jr.
Title: CEO	Title:
Date: November 20, 2006	Date:
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Addendum A.
1. Performance Milestones:
McCullough will be granted warrants based on the following performance milestones.
     A.) 150,000 warrants upon product completion of FDA product trials and receipt of all necessary FDA approvals.
     B.) 250,000 warrants when the Company raises 5 million in equity at a price above $.22/Share
     C.) 100,000 warrants when the Company signs a distribution agreement for the E2 collecter.
     D.) 250,000 warrants when the Company’s stock price trades above $.30 for 45 out of 60 trading days.
     E.) 250,000 warrants when the Company’s stock price trades above $.50 for 45 out of 60 trading days
     F.) 500,000 warrants when the Company’s stock price trades above $1.00 for 45 out of 60 trading days.
All the warrants listed in categories 1. (A) through (F) will have an exercise price at a 33% discount to the average closing price of the Company’s stock price during the prior forty five days before the target as described above is reached.
2. Revenue Milestones:
     McCullough will be granted 500,000 warrants when the company’s revenue reaches $20 million and 500,000 warrants when the Company’s revenue reaches $50 million. Exercise price will be at a 33% discount to the average trading price of the Company’s stock for a period of 45 days prior to the attainment of the revenue milestones.
3. Acquisition of Company:
     A.) McCullough will receive 1.25 million warrants to purchase the Company’s stock at $.25 if the company is acquired for more than $1.00.
     B.) McCullough will receive 1.75 million warrants to purchase the Company’s stock at $.50 if the company is acquired for more than $2.00
     C.) McCullough will receive 2.5 million warrants each to purchase the Company’s stock at $.75 if the company is acquired for more than $3.00.
The Company agrees to facilitate a cash less exercise of the warrants.
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